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                         RELEASE AND COVENANT NOT TO SUE


This Release and Covenant Not to Sue is made this 28th day of December, 2000 by RDO Equipment Co., RDO Construction Equipment Co., their affiliates and subsidiaries ("RDO") and Ronald D. Offutt ("Offutt").

WHEREAS, RDO and John Deere Construction Equipment Company ("JDCEC") have executed a Settlement Agreement and Mutual Release simultaneously herewith as to claims arising in an arbitration action entitled John Deere Construction Equipment Company and affiliates, RDO Equipment Co. and affiliates, and Nortrax, L.L.C., AAA Case No. 51 180 0036000 in Chicago, Illinois ("Settlement Agreement"); and

WHEREAS, JDCEC has unilaterally determined in its sole discretion that it will not allow the aggregate market potential for JDCEC's products in the areas of responsibility presently and hereafter assigned by JDCEC to RDO in North America, with the market potential of each such area measured as of the 12-month period ending January 1997, to exceed 7,169 units (9.9% of the total market potential for JDCEC's products in North America, with such total market potential measured as of the 12-month period ending January 1997) or such other limitation, but not less than 9.9%, as determined by JDCEC in its sole discretion (the "Market Potential Limitation"); and

NOW, THEREFORE, in consideration of JDCEC's execution of the Settlement Agreement to which this Release and Covenant Not to Sue is appended, the parties' ongoing business relationship and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, RDO and Offutt, on behalf of themselves, their successors and assigns, and on behalf of any person or entity claiming by, through, or on behalf of any of them, hereby:

1. release and forever discharge JDCEC, its successors, and its present, former and future assigns, directors, officers, agents, servants, and employees, and all other persons or entities in any way affiliated with any of them (the "Released Parties"), of and from any and all actions, claims, demands, liabilities, rights, or causes of action, of whatsoever kind or nature, either in law or in equity, whether known or unknown, discovered or undiscovered, which RDO or Offutt may now have or which hereafter may arise, whether


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         from prior or from future conduct, in any way arising out of or pertaining to the Market Potential Limitation, including, without limitation, any disapproval or withholding of approval, by JDCEC, of an acquisition, merger, or other transaction which would result in noncompliance with the Market Potential Limitation; and

2. covenant that they will not, collectively or individually, bring, commence, maintain, or prosecute any action at law, proceeding in equity, arbitration proceeding, or other legal proceeding whatsoever, or assist any other person or entity in so doing, against any Released Party based in whole or in part on any action, claim, demand, liability, right, or cause of action released hereby.

IN WITNESS WHEREOF, the parties hereto have executed this Release and Covenant Not to Sue on the date first above written.

RDO Equipment Co.                     Accepted:

                                      John Deere Construction Equipment Company

By:      /s/ Ronald D. Offutt
        ---------------------------
Title:   CEO                          By:      /s/ executed
        ---------------------------           ----------------------------------
                                      Title:   Manager, Finance Operations
                                              ----------------------------------
                                      Date:    12/28/00
                                              ----------------------------------

RDO Construction Equipment Co.


By:      /s/ Ronald D. Offutt
        ---------------------------
Title:   CEO
        ---------------------------



/s/ Ronald D. Offutt
-----------------------------------
Ronald D. Offutt




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